Exhibit 10.2

H.B. FULLER COMPANY

PERFORMANCE-BASED NON-QUALIFIED STOCK OPTION AGREEMENT

(Under the H.B. Fuller Company 2018 Master Incentive Plan)

THIS AGREEMENT, dated as of ________________, 20__ is entered into between H.B. Fuller Company, a Minnesota corporation (the “Company”), and ______________, an employee of the Company or an Affiliate of the Company (the “Participant”).

WHEREAS, the Company, pursuant to the H.B. Fuller Company 2018 Master Incentive Plan (the “Plan”), wishes to grant stock options for the purchase of Common Stock, par value $1.00 per share, of the Company (“Common Stock”), to the Participant on the terms and conditions contained in this Agreement and the Plan;

WHEREAS, the Participant’s rights to receive options for the purchase of Common Stock hereunder are sometimes referred to as the “Option(s)” in this Agreement.

NOW, THEREFORE, in consideration of the premises and agreements set forth herein, the parties hereto hereby agree as follows:

1.           Grant of Option. The Company, effective as of the date of this Agreement (the “Grant Date”), hereby grants to the Participant, as a matter of separate agreement and not in lieu of salary or other compensation for services rendered, the right and option (the “Option”) to purchase all or any part of an aggregate of [ENTER MAX PERFORMANCE SHARES] shares of Common Stock (the “Shares”) at the price of $[CLOSING PRICE ON GRANT DATE] per share on the terms and conditions set forth in this Agreement. The Option is not intended to be an incentive stock option within the meaning of the Internal Revenue Code of 1986 (the “Code”), as amended.

2.           Vesting and Term of Option.

(a)     If the Participant remains continuously employed by the Company or an Affiliate through __________, 20__ (the “Measurement Date”), the Option Shares that vest and become exercisable pursuant to this Section 2 will be determined by reference to the Company’s [ENTER PERFORMANCE CRITERIA], as provided in the table below:

[PERFORMANCE CRITERIA]	% of Option Shares Vested
Below [ENTER CRITERIA]	__%
[ENTER THRESHOLD CRITERIA] (threshold)	__%
[ENTER TARGET CRITERIA] (target)	__%
[ENTER SUPERIOR MAXIMUM CRITERIA] (superior maximum)	__%

Note:  Performance between threshold and superior maximum will be calculated on a pro rata basis.  Payout is calculated for each incremental increase in performance (straight line interpolation).  Fractional vested Shares will be rounded down to the nearest whole Share.

For purposes of this Section 2(a), “[ENTER PERFORMANCE CRITERIA]” means [ENTER DEFINITION OF PERFORMANCE CRITERIA].

The Option shall in all events terminate on_____________, 20__ or such earlier date as prescribed herein.

(b)        Notwithstanding the vesting provision contained in Section 2(a) above, but subject to the other terms and conditions set forth herein, in the event of a Change in Control of the Company and the Participant incurs a Qualifying Termination of Employment during the Protected Period prior to the Measurement Date, the date of the Change in Control shall become the Measurement Date, and all Option Shares shall vest and become exercisable at target performance level. For the purposes of this Agreement, a “Change in Control” shall be deemed to have occurred upon any of the following events:

(i)      a public announcement (which, for purposes hereof, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) that any individual, corporation, partnership, association, trust or other entity becomes the beneficial owner (as defined in Rule 13(d)(3) promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the Voting Power of the Company then outstanding;

(ii)     the individuals who, as of the date of this Agreement, are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (provided, however, that if the election or nomination for election by the Company’s shareholders of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered to be a member of the Incumbent Board);

(iii)     the approval of the shareholders of the Company, and consummation, of (A) any consolidation, merger or statutory share exchange of the Company with any person in which the surviving entity would not have as its directors at least 60% of the Incumbent Board and as a result of which those persons who were shareholders of the Company immediately prior to such transaction would not hold, immediately after such transaction, at least 60% of the Voting Power of the Company then outstanding or the combined voting power of the surviving entity’s then outstanding voting securities; (B) any sale, lease, exchange or other transfer in one transaction or series of related transactions substantially all of the assets of the Company; or (C) the adoption of any plan or proposal for the complete or partial liquidation or dissolution of the Company; or

(iv)     a determination by a majority of the members of the Incumbent Board, in their sole and absolute discretion, that there has been a Change in Control of the Company.

(c)         For the purposes of this Agreement, a “Qualifying Termination of Employment” shall mean either (i) an involuntary termination of employment by the Company or an Affiliate other than for Cause or Disability during the Protected Period; or (ii) a voluntary resignation by the Participant for Good Reason during the Protected Period.

(d)        For purposes of this Agreement, “Protected Period” means the 24-month period beginning on and immediately following each and every Change in Control. “Cause” means any act by the Participant that is materially inimical to the best interests of the Company and that constitutes common law fraud, a felony or other gross malfeasance of duty on the part of the Participant. “Disability” means disabled within the meaning of Section within the meaning of Section 409A(a)(2)(C)(i) of the Code. “Good Reason” shall mean the occurrence of any of the following events, in each case, after the Participant has provided written notice to the Company within 60 days of the occurrence of such event and the Company has failed to cure the cause of such event within 60 days after the date of such written notice (and the Participant terminates employment within 60 days of the expiration of such cure period), except for the occurrence of such an event in connection with the termination or reassignment of the Participant’s employment by the Company or an Affiliate for Cause or for Disability:

(i) a material change in the Participant’s pay consisting of a 10% or more reduction in total cash compensation opportunity as in effect immediately prior to the Change in Control (unless such reduction is part of an across-the-board uniformly applied reduction affecting all similarly situated Participants); or

(ii) a significant diminution in the Participant’s authority and duties as in effect immediately prior to the Change of Control (excluding an isolated, insubstantial or inadvertent action not taken in bad faith that is remedied promptly by the Company after receiving notice); provided, however, that a change of the individual or officer to whom the Participant reports, in and of itself, would not constitute diminution; or

(iii) a change of the Participant’s principal work location of 50 or more miles from that immediately prior to the Change in Control.

For purposes of this Section 2(b), “Voting Power” when used with reference to the Company shall mean the voting power of all classes and series of capital stock of the Company now or hereafter authorized.

3.           Effect of Termination of Employment. The Option shall terminate and may no longer be exercised if the Participant ceases to be employed by the Company or an Affiliate of the Company, except that:

(a)        If the Participant voluntarily terminates the Participant’s employment or if the Company or an Affiliate of the Company terminates the Participant’s employment for any reason other than Cause, Disability, Retirement or death, the Participant may exercise the Option at any time within ninety (90) days after such termination of employment to the extent that the Option was exercisable by the Participant on the date of such termination, but not after the expiration of the term of the Option.

(b)        If the Company or an Affiliate of the Company terminates the Participant’s employment for Cause, the Option shall be terminated as of the date of termination of the Participant’s employment.

(c)        If the Participant’s employment is terminated by reason of Disability the restrictions on the Participant’s ability to exercise any percentage of the Option as set forth in Section 2(a), shall lapse and the Option shall vest in full. If the Participant’s employment is terminated by reason of Disability, the Participant may exercise the Option at any time within three years after such termination of employment, but not after the expiration of the term of the Option. If the Participant shall die following any such termination, the Option may be exercised at any time within 12 months after the date of the Participant’s death by the personal representatives or administrators of the Participant or by any beneficiary designated in a manner established by the Committee or person or persons to whom the Option has been transferred by will or the applicable laws of descent and distribution, subject to the condition that the Option shall not be exercisable after the expiration of the term of the Option.

(d)     If the Participant’s employment is terminated by reason of Retirement, the Option, as long as such retirement is at least 180 days after the Grant Date, shall remain outstanding as if the Participant had remained employed through the Measurement Date(s) in Par. 2(a) above. The Participant may exercise the Option at any time after vesting and prior to the end of the term of the Option, but not after the expiration of the term of the Option. If the Participant shall die following any such termination, the Option may be exercised at any time within 12 months after the date of the Participant’s death by the personal representatives or administrators of the Participant or by any beneficiary designated in a manner established by the Committee or person or persons to whom the Option has been transferred by will or the applicable laws of descent and distribution, subject to the condition that the Option shall not be exercisable after the expiration of the term of the Option. For purposes of this Section 3, “Retirement” shall mean the voluntary or involuntary termination of the Participant’s employment for any reason other than Cause, Disability or death, after the Participant has completed at least ten years of service as an employee of the Company and/or an Affiliate and has attained age 55, so long as the Participant has at all times that Options are outstanding under this Agreement complied with the terms of any applicable confidentiality, non-disclosure and/or non-competition agreement between the Company and the Participant. In all other cases, any Options shall terminate upon retirement.

(e)     If the Participant shall die while in the employ of the Company or an Affiliate of the Company, the restrictions on the Participant’s (or his or her heirs’) ability to exercise any percentage of the Option as set forth in Section 2(a), shall lapse and the Option shall vest in full. The Option may be exercised at any time within 12 months after the date of the Participant’s death by the personal representatives or administrators of the Participant or by any beneficiary designated in a manner established by the Committee or person or persons to whom the Option has been transferred by will or the applicable laws of descent and distribution, subject to the condition that the Option shall not be exercisable after the expiration of the term of the Option.

For avoidance of doubt, if the Participant is employed by an Affiliate that is sold or otherwise ceases to be an Affiliate of the Company, the Participant shall incur a termination of employment by the Company and all Affiliates of the Company under this Agreement.

4.           Method of Exercising Option.

(a)     Subject to the terms and conditions of this Agreement, the Option shall be exercised by following the procedures established by the Company from time to time, which may require the delivery of a written or electronic notice of exercise (the “Notice”) to the Company (to the attention of the Equity Compensation Specialist) or its agent. The Notice shall be in such form as the Company may prescribe and shall state the election to exercise the Option, the number of Shares as to which the Option is being exercised and the manner of payment and shall be signed by the person or persons so exercising the Option. The Notice shall be accompanied by payment in full of the exercise price for all Shares designated in the notice. The Notice shall also be accompanied by such other information and documents as the Company, in its discretion, may request. To the extent that the Option is exercised after the Participant’s death, the Notice shall also be accompanied by appropriate proof of the right of such person or persons to exercise the Option.

(b)      Payment of the exercise price shall be made to the Company through one or a combination of the following methods:

(i)	delivery of a certified or cashier’s check, or a wire transfer, payable to the Company or cash, in United States currency;

(ii)

delivery of shares of Common Stock acquired by the Participant more than six months prior to the date of exercise having a Fair Market Value on the date of exercise equal to the Option exercise price. The Participant shall duly endorse all certificates delivered to the Company in blank and shall represent and warrant in writing that the Participant is the owner of the shares so delivered, free and clear of all liens, encumbrances, security interests and restrictions;

(iii)	if permitted by the Company in its sole discretion, by executing a “cashless exercise” through the Company’s designated broker; or

(iv)

delivery of an attestation from the Participant that the Participant owns a number of shares of Common Stock acquired by the Participant more than six months prior to the date of exercise having a Fair Market Value on the date of exercise equal to the Option exercise price (the “Exercise Price Shares”). In such attestation, the Participant shall represent and warrant that the Participant is the owner of the Exercise Price Shares. In the event the Participant exercises the Option in this manner, the number of shares of Common Stock issued to the Participant upon exercise of the Option shall be (A) the number of shares subject to the Option exercise, less (B) the number of Exercise Price Shares.

5.          Income Tax Withholding. In order to provide the Company with the opportunity to claim the benefit of any income tax deduction which may be available to it upon the exercise of the Option, and in order to comply with all applicable federal, state, local and foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of the Participant, are withheld or collected from the Participant. The Participant may, at the Participant’s election (the “Tax Election”), satisfy applicable tax withholding obligations by (a) electing to have the Company withhold a portion of the Shares of Common Stock otherwise to be delivered upon exercise of the Option having a Fair Market Value equal to the amount of such taxes (subject to any limitations imposed by the Company to avoid adverse accounting treatment) or (b) delivering to the Company shares of Common Stock having a Fair Market Value equal to the amount of such taxes. The Tax Election must be made on or before the date that the amount of tax to be withheld is determined.

6.          Securities Matters. No Shares shall be issued hereunder prior to such time as counsel to the Company shall have determined that the issuance of the Shares will not violate any federal or state securities or other laws, rules or regulations. The Company shall not be required to deliver any Shares of Common Stock until the requirements of any applicable securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied. In addition, the grant of this Option and/or the delivery of any Shares of Common Stock under this Agreement are subject to the Company’s Executive and Key Manager Compensation Clawback Policy and any other clawback policies the Company may adopt in the future to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (or any other applicable law) and any applicable rules and regulations of the Securities and Exchange Commission or applicable stock exchange.

7.          Tax Consequences. The Participant agrees that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimize the Participant’s tax liabilities. The Participant will not make any claim against the Company, or any of its officers, directors, employees or Affiliates related to tax liabilities arising from the Option or the Participant’s other compensation.

8.          Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company or other similar corporate transaction or event affects the Shares covered by the Option such that an adjustment is necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Committee shall, in such manner as it may deem equitable, in its sole discretion, adjust any or all of the number and type of the Shares covered by the Option and the exercise price of the Option.

9.           General Provisions.

(a)     Interpretations. This Agreement is subject in all respects to the terms of the Plan. Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee, and such determination shall be final, conclusive and binding upon all parties in interest.

(b)     No Rights as a Shareholder. Neither the Participant nor the Participant’s legal representatives shall have any of the rights and privileges of a shareholder of the Company with respect to the Shares of Common Stock subject to the Option until such Shares shall have been issued upon exercise of the Option.

(c)     No Right to Employment. Nothing in this Agreement or the Plan shall be construed as giving the Participant the right to be retained as an employee of the Company or any Affiliate. In addition, the Company or an Affiliate may at any time dismiss the Participant from employment, free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement or the Plan.

(d)     Option Not Transferable. The Option shall not be transferable other than (i) by will or by the laws of descent and distribution, or (ii) by designating a beneficiary or beneficiaries (in a manner established by the Committee) to exercise the rights of the Participant and receive any property distributable with respect to any Option upon the death of the Participant. During the Participant’s lifetime the Option shall be exercisable only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. The Option may not be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance of the Option shall be void and unenforceable against the Company.

(e)     Reservation of Shares. The Company shall at all times during the term of the Option reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement.

(f)     Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

(g)     Governing Law. The internal law, and not the law of conflicts, of the State of Minnesota will govern all questions concerning the validity, construction and effect of this Agreement.

(h)      Consent to Collection/Processing/Transfer of Personal Data.  Pursuant to applicable personal data protection laws, the Company hereby notifies the Participant of the following in relation to the Participant’s personal Data (as defined below) and the collection, use, processing and transfer of such Data in relation to the Company’s grant of this award and the Participant’s participation in the Plan.  The collection, use, processing and transfer of the Participant’s Data is necessary for the Company’s administration of the Plan and the Participant’s participation in the Plan, and the Participant’s denial and/or objection to the collection, use, processing and transfer of Data may affect the Participant’s participation in the Plan.  As such, the Participant hereby voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of Data as described in this paragraph.

(1)

The Company and the Participant hold certain personal information about the Participant, including the Participant’s name, home address, email address and telephone number, date of birth, social security number, passport number or other employee identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all stock awards or any other entitlement to shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). Data may be provided by the Participant or collected, where lawful, from third parties, and Company will process Data for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Employee’s country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Employee’s participation in the Plan.

(2)

Company and the Participant’s employer (if the Participant’s employer is not the Company) “Employer” will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and Company and the Employer may each further transfer Data to any third parties assisting Company in the implementation, administration and management of the Plan. As permitted by applicable personal data protection laws, if Company or the Employer becomes involved in a merger, acquisition, sale of assets, joint venture, securities offering, bankruptcy, reorganization, liquidation, dissolution, or other transaction or if the ownership of all or substantially all of Company or the Employer otherwise changes, Company or the Employer may transfer Data to a third party or parties in connection therewith.  These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. The Participant hereby authorizes (where required under applicable law) them to receive, possess, use, retain and transfer Data, in electronic or other form, for purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any shares of Common Stock acquired pursuant to the Plan.

(3)

The Participant may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of Data, (b) verify the content, origin and accuracy of Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of Data, and (d) to oppose, for legal reasons, the collection, processing or transfer of Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant’s participation in the Plan. The Participant may seek to exercise these rights by contacting the Employer’s local HR manager or Company’s Human Resources Department. The Participant understands that he or she is providing the consent herein on a purely voluntary basis. If the Participant does not consent or later seeks to remove his or her consent, the Participant’s salary from or employment with the Employer will not be affected; the only consequence of refusing or withdrawing his or her consent is that Company would not be able to grant the Participant Restricted Stock Units or other equity awards or participate in the Plan.

(4)

Finally, the Participant understands that Company may rely on a different legal basis for the processing and/or transfer of Data in the future and/or request that the Participant provide another data privacy consent or acknowledgment. If applicable and upon request of Company or the Employer, the Participant agrees to provide an executed acknowledgment or data privacy consent form (or any other acknowledgment, agreement or consent) to Company or the Employer that Company and/or the Employer may deem necessary to obtain under the data privacy laws in the Participant’s country, either now or in the future. The Participant understands that he or she will not be able to participate in the Plan if the Participant fails to execute any such acknowledgment or consent requested by Company or the Employer.

(i)     Addendum. Notwithstanding the provisions of this Agreement, the award shall be subject to any special terms and conditions for the Participant’s country set forth in the Appendix to this Agreement. To the extent any provision in the Addendum is inconsistent with a provision in the body of this Agreement, the provision in the Addendum shall prevail. Moreover, if the Participant relocates to one of the countries included in the Addendum, the terms and conditions for such country will apply to the Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first set forth above.

H.B. FULLER COMPANY

By:

Participant

Date:

Addendum

1.	For Australian based Participants, include the following paragraph 9(j):

"(j)     Transfer of Shares on Exercise of Options. Any Australian based Participant will not be entitled to transfer, dispose of, or agree to offer to transfer or dispose of the shares of Common Stock acquired on exercise of the Option or any interest in them within Australia for a period of 12 months following the date of exercise of the Option, unless such transfer is permitted by Australian securities law. "